Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
1818 Market Street
Philadelphia, Pa. 19103-3615

For further information contact:	For Immediate Release January 26, 2010
Thomas Golembeski (media) 215-977-6298
Neal Murphy (investors) 215-977-6322

No. 2

SUNOCO LOGISTICS PARTNERS L.P. REPORTS RECORD EARNINGS FOR 2009

AND DECLARES FOURTH QUARTER DISTRIBUTION

PHILADELPHIA, January 26, 2010 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the “Partnership”) today announced record net income of $250.4 million, or $6.48 per limited partner unit on a diluted basis, for the year ended December 31, 2009. Operating income for the year increased $49.5 million, or 20.1 percent, to $295.0 million with record results being achieved in all of the Partnership’s business segments. Distributable cash flow (“DCF”), which represents the cash generated during the year which is available to pay distributions, increased $29.2 million to $266.2 million compared to the prior year.

For the fourth quarter of 2009, net income of $54.4 million was in line with our previous guidance but decreased $21.0 million compared to the same period in 2008. Improved performance within the Refined Products Pipeline System and Terminal Facilities segments were more than offset by decreased earnings in the Crude Oil Pipeline System which were attributable to the timing of income recognition associated with crude oil inventory activities and crude oil market volatility which allowed for extraordinary earnings in the prior year’s fourth quarter. Operating income for the quarter decreased $16.8 million when compared to the prior year period. DCF for the three months ended December 2009 decreased to $50.2 million compared to $75.9 million in the prior quarter.

Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P., declared a cash distribution for the fourth quarter of 2009 of $1.09 per common partnership unit ($4.36 annualized), which is a 10.1 percent increase over the fourth quarter of 2008 and a 2.3 percent increase over the prior quarter. The distribution is payable February 12, 2010 to unit holders of record on February 8, 2010.

The Partnership, in a joint announcement with Sunoco, Inc., also announced today the completion of a repurchase of the incentive distribution rights (IDRs) held by its general partner, Sunoco Partners LLC, a subsidiary of Sunoco, Inc., in exchange for the issuance of a new class of IDRs and $201.2 million, secured by a promissory note.

“2009 was another record year for Sunoco Logistics,” said Deborah M. Fretz, President and CEO of Sunoco Logistics. “We focused on maximizing utilization of our asset base, continuing organic growth programs throughout our system and strengthening our Lease Acquisition business. We did see some impact with reduced volumes due to a weak demand environment; however, we were able to take advantage of several market opportunities such as contango by utilizing our storage capacity and pipeline flexibility. In addition, the acquisition of the MagTex system in late 2008 has provided us with expanded opportunities.

“We entered 2010 with a strong balance sheet and excellent distribution coverage. We will continue to implement our organic growth opportunities and we also expect that there will be numerous potential acquisition opportunities that could fit well with our current asset base. The IDR repurchase transaction which we completed today is expected to be immediately accretive to our limited partnership unitholders and will serve to improve our competitive position for growth opportunities by lowering our cost of capital.”

Segmented Fourth Quarter Results

Refined Products Pipeline System

Operating income for the Refined Products Pipeline System increased $0.6 million to $10.2 million for the fourth quarter 2009 compared to the prior year’s fourth quarter. Sales and other operating revenue increased by $3.2 million to $33.1 million due primarily to results from the Partnership’s acquisition of the MagTex refined products pipeline and terminals system in November 2008 and increased pipeline fees. These increases were partially offset by decreased volumes on the Partnership’s northeastern pipelines. Other income increased $1.4 million due primarily to increased income associated with the Partnership’s joint venture interests. Operating expenses, along with depreciation and amortization expense, increased compared to the prior year’s fourth quarter primarily as a result of the MagTex acquisition.

Terminal Facilities

Operating income for the Terminal Facilities segment increased by $4.9 million to $20.5 million for the fourth quarter ended December 31, 2009 compared to the prior year’s fourth quarter. Sales and other operating revenue increased by $8.8 million to $51.9 million despite the reduced volumes experienced in the Partnership’s refinery terminals which resulted from the idling of the Eagle Point refinery. Revenue increases for the quarter were due primarily to increased throughput, higher fees and additional tankage at the Nederland terminal facility and results from the MagTex acquisition. Revenues and cost of goods sold also increased during the quarter with the commencement of terminal optimization projects at the Partnership’s refined products terminal facilities.

Crude Oil Pipeline System

Operating income for the Crude Oil Pipeline System decreased $22.2 million to $35.6 million for the fourth quarter of 2009 compared to the prior year’s fourth quarter due to lower lease acquisition results. Lease acquisition results in the fourth quarter 2008 were positively impacted by extreme crude oil market volatility and timing of income recognition which was not repeated in the fourth quarter of 2009.

Higher crude oil prices were a key driver of the overall increase in total revenue, cost of products sold and operating expenses from the prior year’s quarter. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma increased to $76.17 per barrel for the fourth quarter of 2009 from $58.75 per barrel for the fourth quarter of 2008.

Segmented Twelve Month Results

Refined Products Pipeline System

Operating income for the Refined Products Pipeline System increased $10.3 million to a record high of $44.7 million for the twelve months ended December 31, 2009 compared to the prior year period. Sales and other operating revenue increased by $24.3 million to $127.7 million due primarily to results from the MagTex acquisition described above, along with increased pipeline fees. Other income increased $4.1 million compared to the prior year period as a result of an increase in equity income associated with the Partnership’s joint venture interests. Operating expenses increased by $11.7 million to $60.2 million due primarily to the MagTex acquisition, a reduction in pipeline operating gains and increased environmental remediation expenses. Depreciation and amortization expense increased $4.4 million during 2009 due primarily to the MagTex acquisition. Selling, general and administrative expense increased $2.0 million compared to the prior year due primarily to increased employee benefits costs.

Terminal Facilities

Operating income for the Terminal Facilities segment increased by $25.2 million to a record high of $83.7 million for the twelve months ended December 31, 2009 compared to the prior year period. Sales and other operating revenue increased by $28.9 million to $191.3 million due primarily to increased terminal fees, additional tankage at the Nederland terminal facility, results from the MagTex acquisition and the addition of refined product sales. Partially offsetting these increases were reduced volumes at the Partnership’s refinery terminals. Other income increased $1.0 million in 2009 as a result of an insurance recovery associated with the Partnership’s refinery terminals. Cost of goods sold and operating expenses increased by $6.9 million to $71.1 million for the period ended December 31, 2009 due primarily to the commencement of terminal optimization projects, increased terminal operating losses and the addition of the MagTex acquisition. These increases were partially offset by reduced utility expenses and the absence of hurricane damages incurred during 2008. Depreciation and amortization expense increased to $18.9 million for the twelve months of 2009 due to the MagTex acquisition and increased tankage at the Nederland facility. During 2008, a $5.7 million non-cash impairment charge was recognized related to the Partnership’s decision to discontinue efforts to expand LPG storage capacity at its Inkster, Michigan facility. Selling, general and administrative expense increased $1.0 million compared to the prior year due primarily to increased employee benefits costs.

Crude Oil Pipeline System

Operating income for the Crude Oil Pipeline system increased $14.0 million to a record high of $166.7 million for the year ended December 31, 2009 compared to the prior year period due primarily to increased pipeline fees and higher lease acquisition earnings which benefited from the contango market structure. These increases were partially offset by a reduction in pipeline operating gains. Other income decreased $1.5 million compared to the prior year due primarily to decreased equity income associated with the Partnership’s joint venture interests and the absence of an insurance gain recognized in 2008.

Lower crude oil prices were a key driver of the overall decrease in total revenue, cost of products sold and operating expenses from the prior year. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma decreased to $61.93 per barrel for 2009 from $99.65 per barrel for 2008.

Other Analysis

Financing Costs

Net interest expense increased $13.6 million to $44.7 million for the twelve months ended December 31, 2009, compared to the prior year period. The increase was due primarily to higher borrowings associated with the $185.4 million MagTex acquisition, increased contango inventory positions and organic growth projects.

At December 31, 2009, the Partnership had total debt outstanding of $868.4 million, which consisted of $599.4 million of Senior Notes and $269.0 million of borrowings under the Partnership’s credit facilities as compared to $747.6 million of total debt outstanding at December 31, 2008. The Partnership had available borrowing capacity of $188.5 million under its credit facilities as of December 31, 2009 and a Debt to EBITDA ratio of 2.5 for the twelve months ended December 31, 2009.

Capital Expenditures

Maintenance capital expenditures for 2009 were $32.2 million. The Partnership expects that maintenance capital spending will be approximately $32.0 million for 2010.

Expansion capital expenditures for 2009 were $193.6 million compared to $305.6 million in 2008. Expansion capital for 2009 includes the acquisitions of a refined products terminal in Romulus, MI and Excel Pipeline LLC, the owner of a crude oil pipeline which services Gary Williams’ Wynnewood, OK refinery. Expansion capital also includes construction costs associated with the completed project to connect the Nederland terminal to Motiva’s Port Arthur, Texas refinery, construction of additional storage tanks at Nederland and refined products terminal optimization projects. Expansion capital expenditures for 2008 include the $185.4 million MagTex acquisition.

Sunoco Logistics Partners L.P.

Financial Highlights

(in thousands, except units and per unit amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Income Statement
Sales and other operating revenue	$1,661,010	$1,573,003	$5,401,804	$10,112,320
Other income	6,575	4,444	27,873	24,298

Total Revenues	1,667,585	1,577,447	5,429,677	10,136,618

Cost of products sold and operating expenses	1,572,817	1,469,294	5,023,307	9,786,014
Depreciation and amortization	12,692	10,555	48,020	40,054
Selling, general and administrative expenses	15,690	14,457	63,306	59,284
Impairment Charge	—	—	—	5,674

Total costs and expenses	1,601,199	1,494,306	5,134,633	9,891,026

Operating income	66,386	83,141	295,044	245,592
Interest cost and debt expense, net	12,729	9,063	49,007	34,967
Capitalized interest	(696)	(1,242)	(4,325)	(3,855)

Net Income	$54,353	$75,320	$250,362	$214,480

Calculation of Limited Partners’ interest:
Net Income	$54,353	$75,320	$250,362	$214,480
Less: General Partner’s interest (1)	(13,780)	(10,912)	(52,665)	(37,097)

Limited Partners’ interest in Net Income	$40,573	$64,408	$197,697	$177.383

Net Income per Limited Partner unit (1)
Basic	$1.31	$2.25	$6.52	$6.19

Diluted	$1.30	$2.23	$6.48	$6.15

Weighted average Limited Partners’ units outstanding:
Basic	30,981,265	28,657,485	30,310,618	28,650,069

Diluted	31,199,159	28,854,397	30,517,891	28,836,603

Capital Expenditure Data:
Maintenance capital expenditures	$16,846	$9,997	$32,172	$25,652
Expansion capital expenditures	50,179	232,203	193,656	305,592

Total	$67,025	$242,200	$225,828	$331,244

	December 31, 2009	December 31, 2008
Balance Sheet Data (at period end):
Cash and cash equivalents	$2,000	$2,000
Total Debt	868,424	747,631
Total Partners’ Capital	861,614	669,900

(1)	Effective January 1, 2009, the Partnership changed its calculation of earnings per unit to conform to updated accounting guidance that requires undistributed earnings to be allocated to the limited partner and general partner interests in accordance with the Partnership agreement. Prior period amounts have been restated for comparative purposes. This change resulted in an increase in net income per diluted LP unit of $0.61 and $1.17 for the three and twelve months ended December 31, 2008 respectively.

Sunoco Logistics Partners L.P.

Earnings Contribution by Business Segment

(in thousands, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Refined Products Pipeline System:
Sales and other operating revenue	33,081	$29,879	127,729	$103,457
Other income	3,438	2,014	12,629	8,535

Total Revenues	36,519	31,893	140,358	111,992

Operating expenses	16,405	14,825	60,152	48,433
Depreciation and amortization	4,118	2,702	13,711	9,351
Selling, general and administrative expenses	5,750	4,684	21,807	19,776

Operating Income	10,246	$9,682	44,688	$34,432

Terminal Facilities:
Sales and other operating revenues	51,895	$43,134	191,284	$162,424
Other Income	456	8	1,860	833

Total Revenues	52,351	$43,142	193,144	163,257

Cost of products sold and operating expenses	22,699	18,744	71,137	64,283
Depreciation and amortization	4,448	4,255	18,937	16,446
Selling, general and administrative expenses	4,685	4,525	19,406	18,378
Impairment Charge	—	—	—	5,674

Operating Income	20,519	$15,618	83,664	$58,476

Crude Oil Pipeline System:
Sales and other operating revenue	1,576,034	$1,499,990	5,082,791	$9,846,439
Other income	2,681	2,422	13,384	14,930

Total Revenues	1,578,715	1,502,412	5,096,175	9,861,369

Cost of products sold and operating expenses	1,533,713	1,435,725	4,892,018	9,673,298
Depreciation and amortization	4,126	3,598	15,372	14,257
Selling, general and administrative expenses	5,255	5,248	22,093	21,130

Operating Income	35,621	$57,841	166,692	$152,684

Sunoco Logistics Partners L.P.

Operating Highlights

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Refined Products Pipeline System: (1)(2)(3)
Total shipments (barrel miles per day) (4)	56,540,785	55,025,429	57,741,323	46,867,934
Revenue per barrel mile (cents)	0.636	0.590	0.606	0.603

Terminal Facilities:
Terminal throughput (bpd):
Refined product terminals (3)	466,167	460,239	462,219	436,213
Nederland terminal	531,405	479,609	597,144	525,954
Refinery terminals (5)	573,344	669,478	591,180	653,326

Crude Oil Pipeline System: (1)(2)(6)
Crude oil pipeline throughput (bpd)	687,095	711,620	657,991	682,616
Crude oil purchases at wellhead (bpd)	177,164	184,965	181,564	177,662
Gross margin per barrel of pipeline throughput (cents) (7)	60.4	93.4	73.0	63.0

(1)	Excludes amounts attributable to equity ownership interests in corporate joint ventures.
(2)	Effective January 1, 2009, the Partnership realigned its operating segments as discussed above. Prior period amounts have been recast to reflect the current operating segments.
(3)	Includes results from the Partnership’s purchase of the Romulus, MI terminal and the MagTex refined products pipeline and terminals system from the acquisition date.
(4)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.
(5)	Consists of the Partnership’s Fort Mifflin Terminal Complex, the Marcus Hook Tank Farm and the Eagle Point Dock.
(6)	Includes results from the Partnership’s purchase of the Excel pipeline from the acquisition date.
(7)	Represents total segment sales minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.

Sunoco Logistics Partners L.P.

Non-GAAP Financial Measures

(in thousands, unaudited)

Distributable Cash Flow (“DCF”)

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008	Twelve Months Ended December 31, 2009	Twelve Months Ended December 31, 2008
Net Income	54,353	75,320	250,362	214,480
Add: Interest cost and debt expense	12,729	9,063	49,007	34,967
Less: Capitalized Interest	(696)	(1,242)	(4,325)	(3,855)
Add. Depreciation and amortization	12,692	10,555	48,020	40,054
Add: Impairment charge	—	—	—	5,674

EBITDA	79,078	93,696	343,064	291,320
Less: Interest cost and debt expense; net	12,033	7,821	44,682	31,112
Less: Maintenance Capital	16,846	9,997	32,172	25,652
Add: Sunoco reimbursements	—	—	—	2,426

Distributable Cash Flow (“DCF”)	50,199	75,878	266,210	236,982

Earnings before interest, taxes, depreciation and amortization (“EBITDA”)

Twelve Months Ended December 31, 2009
Net Income	250,362
Add: Interest cost and debt expense, net	49,007
Less: Capitalized interest	(4,325)
Add: Depreciation and amortization	48,020

EBITDA	343,064

Total Debt as of December 31, 2009	868,424

Total Debt to EBITDA Ratio	2.5

An investor call with management regarding the fourth-quarter results is scheduled for Wednesday morning, January 27 at 9:00 am EST. Those wishing to listen can access the call by dialing (USA toll free) 1-877-297-3442; International (USA toll) 1-706-643-1335 and request “Sunoco Logistics Partners Earnings Call, Conference Code 49826444”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download.

Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-642-1687. International callers should dial 1-706-645-9291. Please enter Conference ID #49826444.

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities. The Refined Products Pipeline System consists of approximately 2,200 miles of refined product pipelines located in the Northeastern and Midwestern United States, the recently acquired MagTex Pipeline System, and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of approximately 10.1 million shell barrels of refined products terminal capacity and approximately 23.0 million shell barrels of crude oil terminal capacity (including approximately 19.6 million shell barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Crude Oil Pipeline System consists of approximately 3,850 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 55.3 percent interest in Mid-Valley Pipeline Company, a 43.8 percent interest in the West Texas Gulf Pipe Line Company and a 37.0 percent interest in the Mesa Pipe Line System. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Form 10-Q filed with the Securities and Exchange Commission on November 4, 2009. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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